For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Ellen Taylor
Hilly Gross
212.220.7120
IR@amtrustgroup.com

For immediate release
February 16, 2010

AmTrust Financial Services, Inc. Reports 4th Quarter Operating Earnings (1) of

$31.3 Million and Net Income of $28.1 Million

Book Value per Share of $9.60 Up 46.8% in 2009

Financial Highlights
•	Quarterly gross written premium of $365.3 million, up 24.4%, and net earned premium of $159.4 million, up 19.5%, each from 4th quarter 2008
•	Revenue of $203.0 million in the 4th quarter up 21.6% from $166.9 million in 4th quarter 2008
•	Quarterly operating earnings (1) of $31.3 million compared to $32.3 million in 4th quarter 2008
•	Record quarterly net income of $28.1 million compared to $25.0 million in 4th quarter 2008
•	Quarterly operating EPS (1) of $0.52 compared to $0.54 in 4th quarter 2008
•	Record quarterly EPS of $0.47 compared with $0.41 in 4th quarter 2008
•	Annualized return on equity of 20.3% and operating (1) return on equity of 22.7% in the 4th quarter
•	Combined ratio of 81.8% in the 4th quarter compared to 77.3% in 4th quarter 2008
•	Operating earnings (1) of $125.0 million for 2009 compared to $124.9 million in 2008
•	Operating EPS(1) of $2.09 for 2009 compared to $2.06 in 2008
•	Record net income of $103.2 million for 2009 compared to $82.9 million in 2008
•	Record EPS of $1.72 for 2009 compared with $1.37 in 2008
•	21.5% annualized return on equity and 26.0% annualized operating(1) return on equity for 2009
•	Combined ratio of 79.8% for the full year compared to 74.4% a year ago
•	Book value per share of $9.60 up from $6.54 at year end 2008

(New York) – AmTrust Financial Services, Inc. (Nasdaq: AFSI) today reported fourth quarter 2009 net income of $28.1 million up 12.5% from $25.0 million in the fourth quarter of 2008. Diluted earnings per share totaled $0.47 up 14.6%, from $0.41 in the same period last year. Operating earnings (1) were

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$31.3 million or $0.52 per diluted share in the quarter, down 3.2% from $32.3 million or $0.54 per diluted share in the fourth quarter of 2008.

“AmTrust once again delivered solid results and generated a return on equity in excess of 20% even in the face of a challenging economic environment and increased market competition,” said Barry Zyskind, Chief Executive Officer of AmTrust Financial. “Our balanced portfolio of niche businesses, highly efficient operating platform, commitment to sound underwriting and the continued dedication of our teams continue to deliver for our shareholders. Our highly efficient capital structure coupled with these results and our pending investment in American Capital Acquisition Corporation’s acquisition of the GMAC personal lines insurance portfolio should position us well as we look forward into 2010.”

Full year 2009 net income totaled $103.2 million, up 24.5% from $82.9 million a year ago. Earnings per diluted share of $1.72 increased 25.5% from $1.37 per diluted share in 2008. Full year operating earnings of $125.0 million and diluted operating earnings per share of $2.09 were up modestly from $124.9 million and $2.06, respectively in 2008.

Book value per share of $9.60 per share rose 46.8% for the full year.

Fourth Quarter
Total revenue of $203.0 million increased $36.0 million, or 21.6%, from $166.9 million in the fourth quarter of 2008. Gross written premium of $365.2 million rose $71.7 million or 24.4%. Net earned premium of $159.4 million increased $26.0 million, or 19.5%. The above results reflect the benefit of both organic growth and acquisitions. During the fourth quarter of 2009, the Company incurred an after-tax realized loss of $3.2 million on certain fixed income and equity investments.

Net written premium of $202.8 million (gross written premium less cessions for reinsurance, including cessions to Maiden Insurance Company (“Maiden”)), increased $36.8 million, or 22.2%, from $166.0 million.

Ceding commission of $26.7 million increased $3.7 million from $23.0 million a year ago. Under the terms of its reinsurance agreement with Maiden, the Company ceded approximately $110.0 million compared with $82.6 million a year ago. This agreement generated approximately $25.3 million of earned ceding commission compared to $23.6 million in the fourth quarter of 2008.

Commission and fee income of $8.7 million increased $3.1 million from $5.6 million. Investment income excluding net realized losses totaled $13.2 million and declined $3.1 million from $16.4 million in the year ago quarter. After-tax realized investment losses of $3.2 million decreased $4.1 million, compared with $11.3 million for the fourth quarter of 2008.

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Loss and loss adjustment expense totaled $98.7 million, up $26.8 million from $71.9 million resulting in a loss ratio of 62.0% compared with 53.9% for the fourth quarter of 2008.

Acquisition costs and other underwriting expense of $58.4 million increased $4.2 million from the fourth quarter of 2008. Acquisition costs and other underwriting expenses less ceding commissions totaled $31.7 million and remained relatively stable from the year ago quarter. The expense ratio improved to 19.9% from 23.4%.

Full Year 2009
Total revenue of $739.4 million rose 28.5% from $575.5 million in 2008. Net premium earned of $573.9 million increased $134.8 million, or 30.7%. Results reflect gross written premium of $1.2 billion up $88.4 million, or 8.0%, and net written premium of $643.4 million up $88.5 million, or 16.0%.

Ceding commission of $113.9 million remained relatively stable, down $1.5 million from $115.5 million a year ago. Under the terms of its reinsurance agreement with Maiden, the Company ceded approximately $379.7 million of written premium compared with $436.2 million in 2008. This generated $112.8 million of earned ceding commission compared with $112.5 million in 2008.

Commission and fee income of $30.7 million rose $1.7 million, or 5.9%, from $29.0 million in 2008. Net investment income, excluding realized gains and losses, of $54.5 million declined $5.0 million from $59.5 million in 2008. After-tax net realized investment losses totaled $21.8 million and decreased $20.2 million from $42.0 million in 2008.

Loss and loss adjustment expenses of $327.8 million increased $89.5 million from $238.3 million in 2008. Results in 2008 included a $15 million pre-tax benefit, or $0.16 per diluted share, relating to the release of prior accident year loss reserves. The Company’s loss ratio totaled 57.1% compared to 54.3% in 2008. Excluding the above referenced $15 million reserve release; the 2008 loss ratio would have been 57.7%.

Acquisition costs and other underwriting expense of $244.3 million increased $40.5 million from 2008. Acquisition costs and other underwriting expenses less ceding commissions totaled $130.3 million, increased $42.1 million from the prior year. As a result, the expense ratio increased to 22.7% from 20.1% in 2008.

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Other Matters:

Shareholders’ Equity of $569.4 million increased 45.1% from $392.5 million at year end 2008. During the quarter, the Board of Directors declared a quarterly dividend of $0.06 per share.

At year end 2009 the Company’s long-term debt-to-capitalization ratio was 22.5% compared with 32.0% at year end 2008. The company repurchased approximately 753,000 shares of common stock in 2009.

(1) References to Operating results are non-GAAP financial measures defined by the Company as results excluding net realized investment gains and losses on securities. Please see the Non GAAP Financial Measures Table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

Conference Call:
On February 17, 2010 at 9 a.m. ET, the Company will host a conference call and audio webcast that may be accessed as follows:

Toll-free (Within the U.S.): 888.397.5354
Toll Call (Outside the U.S): 719.457.2677
Webcast registration: http://ir.amtrustgroup.com

A replay of the call and webcast will be available at approximately 12:00 p.m. ET Wednesday, February 17, 2010 through February 24, 2010. To listen to the replay please dial 888.203.1112 (Within the U.S.) or 719.457.0820 (Outside the U.S.) and enter replay passcode 7961234, or access http://ir.amtrustgroup.com.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statements

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law.  Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.
AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Gross written premium	$365,248	$293,550	$1,198,946	$1,110,574

Premium income
Net premium written	$202,810	$165,985	$643,426	$554,913
Change in unearned premium	(43,446)	(32,579)	(69,544)	(115,816)
	159,364	133,406	573,882	439,097

Ceding commission (primarily related party)	26,693	22,952	113,931	115,474
Commission and fee income	8,678	5,567	30,690	28,978
Investment income, net	13,215	16,364	54,465	59,476
Net realized losses	(4,979)	(11,345)	(33,579)	(64,585)
Other investment loss on managed assets	-	-	-	(2,900)
	43,607	33,538	165,507	136,443

Total revenue	202,971	166,944	739,389	575,540

Loss and loss adjustment expense	98,740	71,910	327,771	238,303
Acquisition costs and other underwriting expense	58,384	54,175	244,279	203,747
Other	5,500	3,958	22,232	17,318
	162,624	130,043	594,282	459,368

Income before other income (expense), income taxes and minority interest	40,347	36,901	145,107	116,172

Other income (expense):
Foreign currency gain	1,263	2,041	2,459	2,700
Interest expense	(4,893)	(6,425)	(16,884)	(18,277)
	(3,630)	(4,384)	(14,425)	(15,577)

Income before provision for income taxes and minority interest	36,717	32,517	130,682	100,595

Provision for income taxes	8,648	7,563	27,459	20,567
Minority interest in net loss of subsidiary	-	-	-	(2,900)
Net income	$28,069	$24,954	$103,223	$82,928

Operating earnings (1)	$31,305	$32,328	$125,049	$124,908

Earnings per common share:
Basic earnings per share	$0.47	$0.42	$1.74	$1.38
Diluted earnings per share	$0.47	$0.41	$1.72	$1.37
Diluted operating earnings per share (2)	$0.52	$0.54	$2.09	$2.06

Weighted average number of basic shares outstanding	59,309	60,009	59,433	59,991
Weighted average number of diluted shares outstanding	60,022	60,281	59,954	60,671

Combined ratio	81.8%	77.3%	79.8%	74.4%

Return on Equity	20.3%	25.6%	21.5%	21.2%
Operating return on equity (3)	22.7%	33.1%	26.0%	31.9%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(9,418)	$(8,140)	$(24,778)	$(52,773)
Impairments recognized in other comprehensive income	-	-	-	-
	(9,418)	(8,140)	(24,778)	(52,773)
Net realized gains (losses) on sale of investments	4,439	(3,205)	(8,801)	(11,812)
Net realized losses	$(4,979)	$(11,345)	$(33,579)	$(64,585)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	December 31,
	2009	2008

Cash, cash equivalents and investments	$1,414,824	$1,361,440
Premiums receivables	495,871	419,577
Goodwill and intangible assets	108,130	102,425
Total assets	3,409,866	3,143,893
Loss and loss expense reserves	1,092,301	1,014,059
Unearned premium	870,769	759,915
Trust preferred securities	123,714	123,714
Total stockholders' equity	$569,392	$392,548

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Reconciliation of net income to operating earnings:
Net income	$28,069	$24,954	$103,223	$82,928
Less: Net realized gains (losses) net of taxes	(3,236)	(7,374)	(21,826)	(41,980)
Operating earnings (1)	$31,305	$32,328	$125,049	$124,908

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.47	$0.41	$1.72	$1.37
Less: Net realized gains (losses) net of taxes	(0.05)	(0.13)	(0.37)	(0.69)
Diluted operating earnings per share (2)	$0.52	$0.54	$2.09	$2.06

Reconciliation of return on equity to operating return on equity:
Return on equity	20.3%	25.6%	21.5%	21.2%
Less: Net realized gains (losses) net of taxes	(2.4)%	(7.5)%	(4.5)%	(10.7)%
Operating return on equity (3)	22.7%	33.1%	26.0%	31.9%

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicatior of trends in the Company's underlying operations.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(2)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that diluted operating earnings per share is a useful indicatior of trends in the Company's underlying operations.  The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(3)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicatior of trends in the Company's underlying operations.  The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.